SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report: February 10, 2016
(Original Report filed January 27, 2016)

BALTIA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2989648 (IRS Employer Identification No.)

JFK INTERNATIONAL AIRPORT
Terminal 4 - Room 262.089, Jamaica, NY 11430
(Former address: Building 151, Room 361, Jamaica, NY 11430)
(Address of principal executive offices)

Issuer's Telephone Number: ((718) 917-8052

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

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NOTE: This amendment adds Item 5.03(a) to the report . All other items remain the same.

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.02 Change in Board of Directors / Officers

The Board of Directors of the Company (quorum present) met in special session on January 5, 2016 and concluded the following business following the untimely and unexpected passing of the Founder Igor Dmitrowsky during that week.

  Acceptance of the resignation of Director Andris Rukmanis.
  Election of Russell K. Thal to the Board as Director and President of the Company to replace Baltia's Founder, President and CEO, Igor Dmitrowsky.
  Election of Barry Clare to Board of Directors and Frank Acquavella to the Board of Directors.

ITEM 5.03(a)Amendment of Bylaws

At the Board meeting noted above on January 5, 2016, the Board of Directors amended the corporate Bylaws, Article VI, No.1 to provide for "five" rather than "four" Directors, and deleting of Article V, No. 15 and Article VI, No. 2 pursuant to the Board's and the acting Founder's authority contained in Article VI, No. 11, previously authorized by the shareholders. These amendments were effective immediately, made to preserve the continuity of the corporation. The text is attached as Exhibit 1.

ITEM 8.01 Other Events

The death of the Company's then-president over the seasonal holidays, Igor Dmitrowsky, determined to be from natural causes by the New York medical examiner, has occasioned some disruption and delays in paperwork of the Corporation, including the preparation of the minutes of the Annual Shareholder's Meeting held at 6pm on December 21, 2015 at the Garden Hotel, JFK International Airport. Apart from the normal business of that meeting, including the re-election of the then-existing Board of Directors, the shareholders discussed and authorized the issuance of additional shares of the Company's common stock as might be necessary to complete the efforts of the Company to complete FAA Air Carrier Certification and begin revenue operations. In connection with this authorization, the Company will be submitting an amendment to the Articles of Incorporation as well as amending the Bylaws of the Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baltia Air Lines

/ ____signed___ /
Russell Thal
President

___ February 10, 2016 ___